Exhibit 10.20
COMMERCEHUB, INC.
LEGACY STOCK APPRECIATION RIGHTS PLAN
STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”), dated as of the 21st day of July 2016 (the “Conversion Date”), is between CommerceHub, Inc., a Delaware corporation (the “Company”), and Michael Trimarchi (the “Awardee”).
WHEREAS, the Awardee was a holder of outstanding stock appreciation rights (the “Original SAR”) granted on May 19, 2016 (the “Original Grant Date”) under the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan (as amended effective as of January 13, 2011, the “Prior Plan”) administered by Commerce Technologies, Inc. (“CTI”).
WHEREAS, in connection with the reorganization of CTI, the merger of CTI with and into a subsidiary of the Company and the anticipated spin-off of the Company from Liberty Interactive Corporation, a Delaware corporation, the Prior Plan was amended and restated into the form of the CommerceHub Inc. Legacy Stock Appreciation Rights Plan (the “Plan”) and, as of the Conversion Date, the outstanding stock appreciation rights under the Prior Plan were converted into options to purchase Common Shares pursuant to the Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Option. Pursuant to the terms of the Plan, the Committee hereby grants to Awardee, an Option, subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference, and pursuant to this Option Agreement. Unless otherwise defined herein, capitalized terms used in this Option Agreement shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and this Option Agreement, the Plan shall prevail.
2.Value of the Option. The Option shall entitle the Awardee, after the Option has vested, to purchase Common Shares at the exercise price set forth on the attached Notice of Grant (the “Exercise Price”) upon exercise of the Option pursuant to Section 5. No dividend equivalents are paid with respect to any Option.
3.Nonassignability of Option. The Option is not assignable or transferable by the Awardee except by will or by the laws of descent and distribution. During the lifetime of the Awardee, only the Awardee or Awardee’s guardian or legal representative shall be entitled to exercise the Option.
4.Exercise Period. The Option or any portion thereof may be exercised only after the Option or any portion thereof has vested and only within the term set forth in the Notice of Grant contained herein and may be exercised during such term only in accordance with the terms of the Plan and this Option Agreement. No Options shall be exercisable after the tenth anniversary of the Original Grant Date.
5.Method of Exercise. Options will be considered exercised (as to the number of Options specified in the notice referred to in clause (i) below) on the latest of (a) the date of exercise designated in the written notice referred to in clause (i) below, (b) if the date so designated is not a Business Day (as defined below), the first Business Day following such date or (c) the earliest Business Day by which the Company has received all of the following:
(i)    Written notice, in such form as the Committee may require, containing such representations and warranties as the Committee may require and designating, among other things, the date of exercise and the number and of Common Shares to be purchased by exercise of Options (each, an “Option Share”);
(ii)    Payment of the applicable Exercise Price for each Option Share in any (or a combination) of the following forms: (A) cash, (B) check, (C) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 6) or (D) the delivery of irrevocable instructions (provided such method of exercise is then-permitted by the Company) via the Company’s online grant and administration program for the Company to withhold the number of Common Shares (valued at the Fair Market Value of such Common Share on the date of exercise) required to pay such Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 6) that would otherwise be delivered by the Company to the Awardee upon exercise of the Options; and
(iii)    Any other documentation that the Committee may reasonably require.
As used in this Section 5, “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Albany, New York, are required or authorized to be closed.
6.Mandatory Withholding for Taxes. The Awardee acknowledges and agrees that the Company will deduct from the Common Shares otherwise payable or deliverable upon exercise of any Options that number of Common Shares (valued at the Fair Market Value of such Common Shares on the date of exercise) that is equal to the amount of all federal, state and other governmental taxes required to be withheld by the Company or any subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company. If the Awardee elects to make payment of the applicable Exercise Price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Exercise Price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of its determination of the Required Withholding Amount.
7.Forfeiture. If the Awardee has a Separation from Service with the Company for any reason any portion of this Option that is issued and outstanding but unvested as of the date of such termination of employment will be cancelled and terminate as of the date of termination. If the Awardee has a Separation from Service for Cause or, in the event that the Committee determines, in its sole discretion, that any conduct of the Awardee constitutes Grounds for Forfeiture of the Option, all rights of the Awardee under this Option Agreement and the Plan (including rights with respect to outstanding vested or unvested Options) will terminate as of the date of termination.
8. Separation from Service. In case of the Awardee’s Separation from Service for any reason other than for Cause, the Awardee may exercise this Option during the Termination Period set out in the Notice of Grant herein, but only to the extent it was exercisable at the date of such termination (but in no event later than the “Term/Expiration Date” of this Option as set forth in the Notice of Grant herein). To the extent that Awardee was not entitled to exercise this Option at the date of such termination, and to the extent that Awardee does not exercise this Option (to the extent otherwise so entitled) within the Termination Period specified in the Notice of Grant, this Option shall terminate.
9.Clawback Policy. Notwithstanding any other provisions in this Option Agreement or the Plan, the Option shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with Securities and Exchange Commission regulations or other applicable law, as amended or superseded from time to time.

10.	Tax Consequences.

a.	Awardee understands that upon either the grant or the exercise of this Option, the Awardee may recognize adverse tax consequences.

b.
Awardee understands that the Company will be required to withhold any tax or social insurance required from any governmental authority. Awardee is encouraged to consult with a tax advisor concerning the tax consequences of exercising this Option.

11.Entire Agreement. The Plan and this Option Agreement (including the Notice of Option Grant contained herein), constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of CTI and the Company and Awardee with respect to the subject matter hereof, and the Original SAR is hereby replaced in its entirety and is null and void and of no further effect.

AWARDEE ACKNOWLEDGES THAT NEITHER THE PLAN NOR THIS OPTION AGREEMENT CONFERS ANY RIGHT WITH RESPECT TO CONTINUANCE OF EMPLOYMENT WITH OR SERVICE TO THE COMPANY NOR INTERFERES IN ANY WAY WITH ANY RIGHT THE COMPANY WOULD OTHERWISE HAVE TO TERMINATE THE AWARDEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE. NO PERSON SHALL, BY REASON OF PARTICIPATION IN THE PLAN, ACQUIRE ANY RIGHT OR TITLE TO ANY ASSETS, FUNDS OR PROPERTY OF THE COMPANY, INCLUDING WITHOUT LIMITATION, ANY SPECIFIC FUNDS, ASSETS OR OTHER PROPERTY WHICH THE COMPANY MAY SET ASIDE IN ANTICIPATION OF ANY LIABILITY UNDER THE PLAN. A PARTICIPANT SHALL HAVE ONLY A CONTRACTUAL RIGHT TO AN OPTION, IF ANY, PAYABLE UNDER THE PLAN, UNSECURED BY ANY ASSETS OF THE COMPANY, AND NOTHING CONTAINED IN THE PLAN SHALL CONSTITUTE A GUARANTEE THAT THE ASSETS OF THE COMPANY SHALL BE SUFFICIENT TO PAY ANY BENEFITS TO ANY PERSON.

Awardee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option Agreement subject to all of the terms and provisions of the Plan. Awardee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Option Agreement and fully understands all provisions relating to this Option Agreement. Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement.

If by August 31, 2016, the Awardee does not reject the Options granted pursuant to this Option Agreement by written notice received by the Company’s Human Resources Department, the Options will be deemed to be accepted on the Conversion Date.

COMMERCEHUB, INC.
NOTICE OF OPTION GRANT

Michael Trimarchi

CommerceHub, Inc. (the “Company”) has granted Michael Trimarchi (“Awardee”) an Option covering Common Shares of the Company as follows:

Original Date of Grant:    May 19, 2016
Conversion Date:    July 21, 2016

Number of Common Shares Covered by this Option:     18,727
Exercise Price:    $16.34
Term/Expiration Date:    May 19, 2026

Vesting: The Option will vest, in its entirety, upon [Agreed-upon Metric].

The foregoing vesting condition shall be deemed to have occurred when the Company’s Chief Financial Officer or Chief Executive Officer, has confirmed in such officer’s good faith determination that the vesting condition has been satisfied.

Termination Period: Any portion of the Option that, as of the date of the Awardee’s Separation from Service for any reason other than for Cause, is unexpired, vested and non-forfeitable may be exercised until the “Close of Business” on the three month anniversary of the date of such Separation from Service with the Company (but in no event later than the Term/Expiration Date). “Close of Business” means, on any day, 5:00 p.m., Albany, New York time on such day.

Accelerated Vesting:
A.    Double Trigger Change of Control Accelerated Vesting. In the event the Company terminates the Awardee’s employment other than for Cause during the six (6)-month period following the closing date of a Change of Control (as such term is defined below) resulting from a sale of all or substantially all of the Company’s business (by stock sale, asset sale or merger) to a third party acquirer, other than an Exempt Holder (as such term is defined below), any Options that are issued and outstanding, but unvested, as of the date of such termination of employment will vest effective as of the date of such termination of employment, subject to the release requirement described below.
Any acceleration of vesting of unvested Options described in this paragraph A is subject to the condition subsequent that the Awardee delivers a general release of claims in form and substance satisfactory to the Company, and that any applicable revocation period applicable to such release expires, both within 55 days following the date of such Separation from Service (the “Vesting Condition”). The Awardee acknowledges that while the Option or a portion thereof may retroactively vest effective as of the date of the Awardee’s Separation from Service as set forth in this Notice of Option Grant, the Awardee will nonetheless not be able to exercise any accelerated portion of the Option unless and until the Vesting Condition is timely met.
“Change of Control” means any transaction in which the Company’s Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the holders of the Company’s common stock immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, or (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to an Affiliate of the Company. For the avoidance of doubt, a public offering of the Company’s (or any of its Affiliate’s) securities (including any spin-off or similar transaction and/or any other distribution of securities to the shareholders of the Company) and any corporate restructuring activities undertaken in connection with any such public offering, spin-off or distribution of securities shall not constitute a Change of Control resulting from a sale of the Company’s business for purposes of this provision. “Exempt Holder” means any direct or indirect beneficial equity holder (or family members of beneficial holders that are individuals) of the Company or any of its direct or indirect parent entities which holder is also a director or officer of the Company or any of its direct or indirect parent entities.